Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REPORTS RECORD FISCAL 2005 SECOND-QUARTER
AND SIX-MONTH REVENUES

Net income increases to $0.36 per diluted share for the second quarter

AKRON, Ohio –April 6, 2005 – A. Schulman Inc. (Nasdaq: SHLM) announced today that net sales for the second fiscal quarter ended February 28, 2005 were the highest second-quarter revenues in the history of the Company. Net sales for the quarter were $350.0 million, an increase of $58.8 million or 20.2% over last year’s second-quarter sales of $291.2 million. Higher prices and changes in product mix accounted for 11.3% of the increase in sales. Tonnage was up 3.0% and the translation effect of foreign currencies, primarily the euro, increased sales by 5.9%.

Net income for the second fiscal quarter was $11,210,000 or $0.36 per diluted share compared with $5,310,000 or $0.17 per diluted share for the comparable quarter last year. The quarter included $4,370,000 of tax benefits from tax reserves no longer required due to a change in Mexican tax laws effective in December, 2004 and the favorable settlement of a tax claim in Canada. The effective tax rate of 14% for the quarter was lower than the statutory rate of 35% primarily because of these tax benefits. Net income for the quarter also included income of $665,000 or $0.02 per share from the translation effect of foreign currencies, primarily the euro.

Net sales for the six months ended February 28, 2005 were $713.2 million, a new record and an increase of $124.2 million or 21.1% over last year’s six-month sales of $589.0 million. The translation effect of foreign currencies increased six-month sales by $40.8 million or 6.9%. Tonnage was up 4.4%, and higher prices and changes in product mix increased sales by 9.8%.

Net income for the six months ended February 28, 2005 was $18,225,000 or $0.59 per diluted share compared with earnings of $14,854,000 or $0.49 per share for the same period last year. Net income included $4,370,000 of tax benefits from tax reserves no longer required due to a change in Mexican tax laws and the favorable settlement of a claim in Canada. In addition, the translation effect from foreign currencies, primarily the euro, increased net income by $1,892,000 or $0.06 per share.

Income before taxes was $12,958,000, up $2,150,000 or 20.0% for the quarter, although margins declined to 13.5% from 14.6% in last year’s second quarter. For the six-month period, income before taxes was $26,498,000, down 1.7% from the year-ago period, and gross margins were 14.2% compared with 15.2% last year.

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European Operations

Sales in the Company’s European operations, including Asia, were $246.4 million for the quarter, an increase of $48.5 million or 24.5% over the comparable quarter last year, and $502.0 million for the six-month period, an increase of $110.7 million or 28.3% from the prior-year period. Tonnage was up 5.5% for the quarter and up 9.8% for the six-month period, and the translation effect of currencies increased sales by 8.4% for the quarter and 10.2% for the six-month period. Higher prices and changes in product mix increased sales by 10.6% for the quarter and 8.3% for the six-month period.

European gross profits for the quarter were up $1,653,000 or 4.9%, but margins declined to 14.4% from 17.1% for the year-ago quarter. For the six-month period, European gross profits were up $8.6 million or 12.5%, but margins declined to 15.3% from 17.5% a year ago. Income before interest and taxes was $15.3 million for the quarter compared with $14.8 million last year, and $33.6 million for the six-month period compared with $32.2 million a year ago.

North American Operations

North American sales for the quarter were $103.7 million, an increase of $10.3 million over last year’s second-quarter sales of $93.4 million. Sales for the six-month period were $211.2 million, up from $197.7 million from the year-ago period. Tonnage was down 1.5% for the quarter, but higher prices and changes in product mix increased sales by 11.9%. For the six-month period, tonnage was down 4.9% and higher prices and changes in product mix increased sales by 11.3%.

Gross profit was up $2,991,000 for the quarter and $2,848,000 for the six-month period, and margins increased to 11.4% for the quarter from 9.5% last year, and to 11.4% for the six-month period from 10.7% last year. North American margins improved primarily due to increases in selling prices. For the second quarter, there was a loss of $1,639,000 before interest and taxes, compared with a loss of $3,248,000 for the second quarter last year. The decline in the loss for the quarter was primarily due to the increase in gross profits. For the six-month period, the loss before interest, restructuring and taxes was $5,537,000 compared with a loss of $3,828,000 in the same period last year.

Business Overview and Outlook

“The second quarter was better than anticipated,” said Terry L. Haines, president and chief executive officer. “Nevertheless, it has been an extremely difficult environment. The cost of plastic resins increased significantly because oil and energy prices continued to rise and demand for resins was higher due to improved economic conditions. These increased costs are difficult to pass on to customers in the form of higher prices. Although we have had success in increasing our prices, some business has been lost where pricing was below our target. It is important to pass on these increases in order to maintain margins at acceptable levels.”

Haines continued, “We anticipate similar conditions in the months ahead. A more recent concern is the level of high automotive inventories and declining sales of automobiles and trucks, and the impact it could have on our North American business.”

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The Company currently anticipates a sequential improvement in third-quarter net income, excluding the second-quarter tax benefits, and expects to continue its strategy of passing on cost increases in the form of higher prices. However, the Company notes that last year’s third-quarter net income of $0.42 per diluted share was a strong quarter, and it will be a challenge to match those earnings, especially in this difficult environment.

Conference Call on the Web

A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2005 second-quarter earnings can be accessed at 3:30 p.m. Eastern time on Wednesday, April 6, 2005, on the Company’s website, www.aschulman.com. An archived replay of the call will be available on the website.

About A. Schulman Inc.

Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 14 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2004 were a record $1.24 billion. Additional information about A. Schulman can be found at www.aschulman.com.

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care; and

•	The outcome of any legal claims known or unknown.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

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A. Schulman Inc. and Its Consolidated Subsidiaries
Financial Highlights

	Three Months Ended			Six Months Ended
	February 28, 2005		February 29, 2004	February 28, 2005		February 29, 2004
	(Unaudited)			(Unaudited)
Net Sales	$350,042,000		$291,246,000	$713,184,000		$589,003,000
Interest and Other Income	410,000		382,000	797,000		874,000

	350,452,000		291,628,000	713,981,000		589,877,000

Cost of Sales	302,761,000		248,609,000	612,267,000		499,497,000
Other Costs and Expenses	34,721,000		32,211,000	75,000,000		63,424,000
Restructuring Expense — N. America	12,000		—	216,000		—

	337,494,000		280,820,000	687,483,000		562,921,000

Income Before Taxes	12,958,000		10,808,000	26,498,000		26,956,000
Provision for U.S. and Foreign Income Taxes	1,748,000	(1)	5,498,000	8,273,000	(1)	12,102,000

Net Income	$11,210,000	(1)	$5,310,000	$18,225,000	(1)	$14,854,000

Weighted Average Number of Shares Outstanding:
Basic	30,656,464		30,122,623	30,598,142		29,945,979
Diluted	31,109,483		30,588,185	31,081,068		30,314,277
Earnings per Share:
Basic	$0.36		$0.18	$0.59		$0.50
Diluted	$0.36		$0.17	$0.59		$0.49

Condensed Balance Sheet
	February 28, 2005		August 31, 2004

	(Unaudited)
Assets
Current Assets	$602,223,000		$522,430,000
Other Assets	24,401,000		24,960,000
Net Property, Plant and Equipment	181,276,000		176,706,000

	$807,900,000		$724,096,000

Liabilities and Stockholders’ Equity
Current Liabilities	$195,177,000		$164,136,000
Long-Term Debt	51,100,000		49,679,000
Deferred Credits and Other Long-Term Liabilities, Etc.	82,649,000		75,044,000
Stockholders’ Equity	478,974,000		435,237,000

	$807,900,000		$724,096,000

(1)	The February 2005 quarter included $4,370,000 of tax benefits from tax reserves no longer required due to a change in Mexican tax laws effective in December, 2004 and the favorable settlement of a tax claim in Canada.

Supplemental Segment Information (Unaudited)

	North America	Europe	Other	Consolidated
Three months ended February 28, 2005:
Sales to unaffiliated customers	$103,663,000	$246,379,000	$—	$350,042,000

Gross profit	$11,857,000	$35,424,000	$—	$47,281,000

Income (loss) before interest, restructuring and taxes	$(1,639,000)	$15,306,000	$—	$13,667,000
Interest expense, net	—	—	(697,000)	(697,000)
Restructuring expense — N. America	(12,000)	—	—	(12,000)

Income (loss) before taxes	$(1,651,000)	$15,306,000	$(697,000)	$12,958,000

Three months ended February 29, 2004:
Sales to unaffiliated customers	$93,419,000	$197,827,000	$—	$291,246,000

Gross profit	$8,866,000	$33,771,000	$—	$42,637,000

Income (loss) before interest and taxes	$(3,248,000)	$14,789,000	$—	$11,541,000
Interest expense, net	—	—	(733,000)	(733,000)

Income (loss) before taxes	$(3,248,000)	$14,789,000	$(733,000)	$10,808,000

Six months ended February 28, 2005:
Sales to unaffiliated customers	$211,206,000	$501,978,000	$—	$713,184,000

Gross profit	$23,977,000	$76,940,000	$—	$100,917,000

Income (loss) before interest, restructuring and taxes	$(5,537,000)	$33,608,000	$—	$28,071,000
Interest expense, net	—	—	(1,357,000)	(1,357,000)
Restructuring expense — N. America	(216,000)	—	—	(216,000)

Income (loss) before taxes	$(5,753,000)	$33,608,000	$(1,357,000)	$26,498,000

Six months ended February 29, 2004:
Sales to unaffiliated customers	$197,692,000	$391,311,000	$—	$589,003,000

Gross profit	$21,129,000	$68,377,000	$—	$89,506,000

Income (loss) before interest and taxes	$(3,828,000)	$32,236,000	$—	$28,408,000
Interest expense, net	—	—	(1,452,000)	(1,452,000)

Income (loss) before taxes	$(3,828,000)	$32,236,000	$(1,452,000)	$26,956,000